Exhibit 10.1

EXCLUSIVE COLLABORATION, OPTION AND LICENSE AGREEMENT

THIS EXCLUSIVE COLLABORATION, OPTION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of this 14th day of September 2026 (the “Effective Date”), by and between HEBEI SENLANG BIOTECHNOLOGY CO., LTD., a company organized and existing under the laws of the People’s Republic of China (“Licensor”), and TEMPEST THERAPEUTICS, INC., a company organized and existing under the laws of Delaware (“Licensee”). Licensor and Licensee may each be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, Licensor owns or controls certain Licensed Technology (as defined herein);

WHEREAS, Licensee desires to receive from Licensor certain rights to the Licensed Technology in order that Licensee may develop and commercialize Licensed Products in the Licensed Territory (as such terms are defined herein); and

WHEREAS, in furtherance of the foregoing, Licensor agrees to grant to Licensee an option to obtain an exclusive license under the Licensed Technology, and Licensee agrees upon exercise of its option to use its Commercially Reasonable Efforts (as defined herein) to develop and make commercially available one or more Licensed Products in accordance with this Agreement for commercial exploitation in the Field and in the Licensed Territory (as such terms are defined herein).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1

Definitions

Unless otherwise specifically provided herein, the following terms, when used with a capital letter at the beginning, will have the following meanings:

1.1. “Affiliate” means, with respect to a Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2. “Agreement” has the meaning set forth in the Preamble.

1.3. “Applicable Law” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any agency, bureau, branch, office, court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries that may be in effect from time to time and applicable to a Party’s obligations or exercise of its rights under this Agreement.

1.4. “BD Transaction” means, with respect to a Licensed Product, any out-licensing, sublicense, assignment, asset sale, collaboration, co-development, co-commercialization, or other external business development transaction entered into by Licensee with a Third Party, provided that such transaction involves a grant of rights in the Licensed Technology by Licensee to such Third Party in exchange for monetary consideration (whether in the form of upfront fees, milestone payments, royalties, or other financial benefits) payable to Licensee with respect to such Licensed Product, and provided further that such monetary consideration is on arm’s length terms and commercially reasonable.

1.5. “BLA” means a Biologic License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or its successor regulation), as may be amended from time to time, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.6. “Calendar Quarter” means each of the following three (3) month periods during each year: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31; provided that (a) the first Calendar Quarter of the Term will commence on the Effective Date and end on the last day of the Calendar Quarter in which the Effective Date occurs; and (b) the last Calendar Quarter of the Term will commence on January 1, April 1, July 1 or October 1 (as applicable) and end on the effective date of expiration or termination of this Agreement.

1.7. “Collaboration Term” means the period beginning on the Option Exercise Date and ending on the third anniversary thereof.

1.8. “Combination Product” means any product comprising a combination of (a) a Licensed Product and (b) any active ingredient(s) (other than a Licensed Product) for which rights are not included in the licenses granted under this Agreement but, with respect to the item(s) in (b) of this Section 1.8, which may each or collectively form the basis for a separately saleable product (an “Other Product”).

1.9. “Commercially Reasonable Efforts” means, with respect to the performance of activities hereunder by or on behalf of a Party, the carrying out of such activities using commercial and business efforts and resources comparable to the efforts and resources that a life sciences company of similar size and with similar resources engaged in the development, manufacture and commercialization of products similar to the Licensed Products would typically devote to such activities, all based on conditions then prevailing.

1.10. “Competitive Infringement” means, on a Licensed Product-by-Licensed Product and country-by-country basis, where the making, using, selling, offering for sale, or importing, by any third party (other than any Sublicensee or authorized purchaser or other authorized transferee of a Party with respect to such Licensed Product), of such Licensed Product is Covered by at least one Valid Claim.

1.11. “Confidential Information” means all Information disclosed by or on behalf of one Party to the other during the negotiation of or under this Agreement in any manner, whether orally, visually, electronically, in writing or in other tangible or intangible form, that relates to Licensed Technology, Licensed Products, or this Agreement. Notwithstanding the foregoing, the following information shall not constitute “Confidential Information”: (a) information lawfully in the receiving Party’s possession or control prior to the time it received the information from the disclosing Party; (b) information developed by the receiving Party independently of, and without reference to, the Confidential Information of the disclosing Party; (c) information that was, at the time it was disclosed to or obtained by the receiving Party, or thereafter became, available to the public through no act or omission of the receiving Party; and (d) information lawfully obtained by the receiving Party from a third party with the right to disclose such information free of any obligations of confidentiality.

1.12. “Control” or “Controlled by” means, in the context of a license to or ownership of Intellectual Property, the ability on the part of a Party to grant access to or a license or sublicense of such Intellectual Property as provided for herein without violating the terms of any agreement or other arrangement between such Party and any Third Party existing at the time such Party would be required hereunder to grant such access or license or sublicense; provided, however, that the Intellectual Property “Controlled” by a Party shall not include:

(i) any Intellectual Property of such Party’s acquiror or any Third Party that becomes an Affiliate of such Party through a Change of Control of such Party after the Effective Date; and

(ii) any Intellectual Property in-licensed or obtained by such Party from a Third Party after the Effective Date, unless the other Party agrees to (1) comply with the terms and conditions of the agreement under which such Intellectual Property is in-licensed or obtained by such Party; and (2) pay all amounts that such Party would be obligated to pay in connection with the grant, maintenance and exercise of a (sub)license to such other Party for such Intellectual Property.

1.13. “Cover” or “Covered” means that the use, manufacture, sale, offer for sale, research, development, commercialization, or importation of the subject matter in question (including a chemical or biologic agent, or a process) by an unlicensed entity would infringe a granted Valid Claim (or, in the case of a pending Valid Claim that has not yet been granted, would infringe such Valid Claim if it were to be granted in its then-current form) of a Licensed Patent.

1.14. “Development Period” means, with respect to each Licensed Product, the period commencing on the date such Licensed Product becomes a Selected Licensed Product and is added to Exhibit C, the duration of which shall be determined based on the duration of the Maintenance Fee payments made by Licensee pursuant to Section 5.2.1, as follows:

(i) if the duration of such Maintenance Fee payments is no more than two (2) Calendar Quarters, the Development Period shall be two (2) years;

(ii) if the duration of such Maintenance Fee payments is greater than two (2) Calendar Quarters but no more than one (1) year (four (4) Calendar Quarters), the Development Period shall be two and one half (2.5) years

(iii) if the duration of such Maintenance Fee payments is greater than one (1) year (four (4) Calendar Quarters) but no more than two (2) years (eight (8) Calendar Quarters), the Development Period shall be three (3) years;

(iv) if the duration of such Maintenance Fee payments is greater than two (2) years (eight (8) Calendar Quarters), the Development Period shall be four (4) years.

1.15. “Early Phase Clinical Trial” means a Phase 1 Clinical Trial.

1.16. “Effective Date” has the meaning set forth in the Preamble.

1.17. “Exploit” and “Exploitation” mean to make, have made, research, develop, manufacture, use, sell, have sold, offer for sale, commercialize, distribute, import and/or export.

1.18. “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.19. “Field” means all fields.

1.20. “First Commercial Sale” means, following Regulatory Approval in a particular jurisdiction, the first arm’s-length sale or other transfer for value of a Licensed Product by or on behalf of Licensee, or an Affiliate or Sublicensee, to an unrelated third party in such jurisdiction.

1.21. ”IIT” means an investigator-initiated trial or investigator-initiated clinical study conducted or sponsored by a qualified medical institution or investigator in China in accordance with applicable laws, ethical requirements and institutional procedures.

1.22. “IND” means an Investigational New Drug Application filed with the FDA required for the initiation of clinical trials in humans for the applicable Licensed Product in the United States (or the foreign equivalent thereof).

1.23. “Information” means all information, know-how, data, results, technology, materials, scientific, business or financial information of any type whatsoever, in any tangible or intangible form, provided by or on behalf of one Party to the other Party, either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, or that otherwise relates to the Licensed Technology or the Licensed Products, whether disclosed orally, visually, electronically, in writing or in other tangible or intangible form, and which may include data, knowledge, practices, processes, ideas, research plans, antibodies, small molecules, compounds, targets, biological and chemical formulations, structures and designs, laboratory notebooks, proof of concept and pre-clinical studies, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business.

1.24. “Intellectual Property” means all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, post-grant proceeding, utility model, certificate of invention and design patents, applications, registrations and applications for registration, and any equivalent in any jurisdiction; (B) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (C) copyrights and registrations and applications for registration thereof, including all moral rights; (D) Information, inventions, trade secrets and confidential information, whether patentable or non-patentable and whether or not reduced to practice, Know-How, show-how, manufacturing and product processes and techniques, batch records, bills of materials, material and process risk assessments and other quality documentation, research and development information, notebooks, formulae, diagrams, technical and engineering specifications, business and marketing plans and customer and supplier lists and other information; (E) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions); and (F) copies and tangible embodiments thereof.

1.25. “Know-How” means all unpatented inventions, technology, methods, materials (including biological and pharmaceutical materials), know-how, studies, pre-clinical and clinical data (including toxicology and safety data), tests and assays, reports, manufacturing processes (including quality documentation), regulatory filings (including drafts) and regulatory approvals.

1.26. “Licensed Know-How” means all Know-How and other Information Controlled by Licensor or its Affiliates as of the Effective Date and/or that may become Controlled by Licensor or its Affiliates during the Term, in each case that are necessary or reasonably useful to Exploit Licensed Products in the Field in the Licensed Territory, provided that, for the avoidance of doubt, the Licensed Know-How shall be limited to the Know-How necessary or reasonably useful to Exploit the Licensed Products.

1.27. “Licensed Patents” means all Patents Controlled by Licensor and/or its Affiliates as of the Effective Date and during the Term, and that are necessary or reasonably useful for Exploiting Licensed Products in the Field and in the Licensed Territory. The Licensed Patents shall be set forth on Exhibit B, which shall be updated by the Parties from time to time during the Term.

1.28. “Licensed Products” means in vivo CAR-T therapies embodying or made using the Licensed Technology.

1.29. “Licensed Technology” means the Licensed Patents and Licensed Know-How, collectively.

1.30. “Licensed Territory” means the entire world, excluding the Licensor Territory.

1.31. “Licensee” has the meaning set forth in the Preamble.

1.32. “Licensor” has the meaning set forth in the Preamble.

1.33. “Licensor Territory” means Greater China, which for the purposes hereof includes Mainland China, Hong Kong, Macau and Taiwan.

1.34. “MAA” means any new drug application or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical product (including a biopharmaceutical product) in such country or jurisdiction (and any amendments thereto), including all New Drug Applications (NDA) or equivalent submitted to the FDA in the United States in accordance with the PHSA, BLA submitted to the FDA in the United States in accordance with the United States Food Drug and Cosmetics Act, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.35. “Major Market Country” means one of the following countries: United States of America, Australia, France, Italy, Japan, Germany, South Korea, United Kingdom and Spain.

1.36. “Net Sales” means gross amounts received for Licensee’s or its Affiliates’ (each such party, “Selling Party”) sales, transfers or other disposal of Licensed Products, less the sum of the following (which amount shall only be deducted once without duplication for each such sale, transfer or other disposal of Licensed Products), in each case to the extent actually allowed, applied, or taken with respect to sales of such Licensed Product and not otherwise recovered or reimbursed: (a) import, export, excise and sales taxes, custom duties, value added taxes, tariffs or other fees leveled by government authorities, and other consumption taxes similarly incurred or other governmental charges levied to the extent included on the bill or invoice or as a separate item; (b) costs of insurance, packing, shipping, handling, storage, and transportation from the place of manufacture to the customer’s premises or point of use; (c) credit for returns, allowances, or trades, including credits or allowances additionally granted upon rejections or recalls, claims returns pursuant to agreements (including, without limitation, managed care agreements), warranty claims, or claims allowed under government regulations; (d) discounts, credits, charge-back payments, and rebates actually granted or administrative fees actually booked to trade customers, patients (including those in the form of a coupon or voucher), managed health care organizations, pharmaceutical benefit managers, group purchasing organizations and national, state or local governments, and to the agencies, purchasers and reimbursers of managed health organizations, pharmaceutical benefit managers, group purchasing organizations, or federal, state or local governments; and (e) amounts actually written off as uncollectible supported by documentary evidence, provided, that the applicable Selling Party shall use Commercially Reasonable Efforts to collect any such amount and if any such bad debt is subsequently collected, it shall be treated as Net Sales. The sale of a Licensed Product by a Selling Party to another Selling Party for resale by such Selling Party to a third party shall not be deemed a sale for the purposes of this definition of “Net Sales,” provided, however, that the resale to a third party is included in the computation of “Net Sales” by the last Selling Party that resells such Licensed Product. Failure by the last Selling Party to report final resale for Licensor to calculate the royalties, within ninety (90) calendar days from the date of the initial sale to such last Selling Party shall entitle Licensor to calculate royalties based on the estimated fair market resale price, unless Licensee provides written evidence, to the Licensor’s reasonable satisfaction, that no resale occurred within such period due to legitimate commercial reasons (e.g., regulatory delay, lack of purchase orders, etc.) and that the Licensed Product remains unsold. Transfers or dispositions of Licensed Products as free promotional samples in commercially reasonable amounts and Licensed Products used in pre-clinical or clinical development activities at cost or less than cost in reasonable quantity, including any post-marketing activities required by a Regulatory Authority, shall be disregarded in determining Net Sales. The gross amounts invoiced and all permitted deductions shall be determined in accordance with the Selling Party’s usual and customary accounting methods, which are in accordance with U.S. generally accepted accounting principles (GAAP) or international financial reporting standards, in either case, consistently applied, provided that Licensor shall have the right to audit and verify such records upon reasonable prior notice in accordance with Section 5.5.

On a country-by-country basis, if a Licensed Product is sold in a country as part of a Combination Product, Net Sales of such Licensed Product for the purpose of determining royalties due hereunder shall be calculated as follows:

(i) In the event that both (x) the Licensed Product is sold separately in finished form in such country during a Calendar Quarter and (y) the Other Product(s) in such Combination Product are sold separately in finished form in such country during such Calendar Quarter, then Net Sales of such Licensed Product shall be determined by multiplying the actual Net Sales of the Combination Product calculated pursuant to the preceding provisions of this Section 1.36 (“Actual Combination Product Net Sales”) in such country during such Calendar Quarter by the fraction, A / (A+B) where A is the weighted average sale price of the Licensed Product when sold separately in finished form in such country during such Calendar Quarter, and B is the weighted average sale price of the Other Product(s) in the Combination Product when sold separately in finished form in such country during such Calendar Quarter.

(ii) In the event that the Licensed Product in such Combination Product is sold separately in finished form in such country during a Calendar Quarter, but the Other Product(s) in such Combination Product are not sold separately in finished form in such country during such Calendar Quarter, then Net Sales of such Licensed Product shall be calculated by multiplying the Actual Combination Product Net Sales of the Combination Product in such country during such Calendar Quarter by the fraction A / C where A is the weighted average sale price of such Licensed Product when sold separately in finished form in such country during such Calendar Quarter and C is the weighted average sale price of the Combination Product in such country during such Calendar Quarter.

(iii) In the event that the Licensed Product in such Combination Product is not sold separately in finished form in such country during a Calendar Quarter, but the Other Product(s) in such Combination Product are sold separately in finished form in such country during such Calendar Quarter, Net Sales of such Licensed Product shall be calculated by multiplying the Actual Combination Product Net Sales of the Combination Product by the fraction one (1) minus (B / C), where B is the weighted average sale price of the Other Product(s) in the Combination Product when sold separately in finished form in such country during such Calendar Quarter, and C is the weighted average sale price of the Combination Product in such country during such Calendar Quarter.

(iv) In the event that neither the Licensed Product in such Combination Product is sold separately in finished form in such country during a Calendar Quarter, nor the Other Product(s) in such Combination Product are sold separately in finished form in such country during such Calendar Quarter, then the fair market value of the Licensed Product and such Other Product(s) shall be mutually agreed in good faith by the Parties to establish the Actual Combination Product Net Sales of such Combination Product.

1.37. “Other Product” has the meaning set forth in Section 1.8.

1.38. “Option Exercise Date” has the meaning set forth in Section 2.2.

1.39. “Option Period” means the period beginning on the Effective Date and ending on the earlier of: (i) the Option Exercise Date, and (ii) the four (4)-month anniversary of the Effective Date.

1.40. “Option Right” has the meaning set forth in Section 2.1.

1.41. “Party” or “Parties” has the meaning set forth in the Preamble.

1.42. “Patent” means all patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts and equivalents of any of the foregoing in any country or jurisdiction.

1.43. “Phase 1 Clinical Trial” means a clinical trial of a pharmaceutical product (including a biopharmaceutical product) with the primary endpoint of determining initial tolerance, safety, metabolism, pharmacokinetic, or pharmacodynamic information in single dose, single ascending dose, multiple dose, or multiple ascending dose regimens, that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(a) and its successor regulation or equivalents in other jurisdictions.

1.44. “Phase 2 Clinical Trial” means a clinical trial of a pharmaceutical product (including a biopharmaceutical product) the principal purpose of which is to evaluate the effectiveness of such product in a human population and that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(b) and its successor regulation or equivalents in other jurisdictions.

1.45. “Phase 3 Clinical Trial” means a clinical trial (or any arm thereof) of a pharmaceutical product (including a biopharmaceutical product) on a sufficient number of patients, which trial the FDA or equivalent Regulatory Authority in other jurisdictions permits to be conducted under an open IND and is designed to: (a) establish that such pharmaceutical product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed; and (c) support the filing of an MAA with a Regulatory Authority for such pharmaceutical product, and that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(c) and its successor regulation or equivalents in other jurisdictions.

1.46. “Pivotal Clinical Trial” means a Phase 2 Clinical Trial or Phase 3 Clinical Trial, in each case, that is intended to be a pivotal trial for obtaining Regulatory Approval.

1.47. “Regulatory Approval” means all technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of new drug applications, supplements and amendments, pre- and post- approvals, pricing and third-party reimbursement approvals, and labeling approvals) of any Regulatory Authority that are necessary for the use, development, manufacture, and commercialization of a pharmaceutical product in a regulatory jurisdiction.

1.48. “Regulatory Authority” means, with respect to a given country, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental authority involved in the granting of a Regulatory Approval.

1.49. “Royalty Term” means the period commencing on the First Commercial Sale of a Licensed Product in a country of the Licensed Territory, and ending on the date that the cumulative Royalty on Net Sales payable hereunder for Net Sales of such Licensed Product equals Eight Hundred Million USD ($800,000,000). For the avoidance of doubt, the Royalty Term for each Licensed Product shall be calculated separately.

1.50. “Selected Licensed Products” means the Licensed Products set forth on Exhibit C, which shall be updated by the Parties from time to time during the Term as set forth in Section 2.5.

1.51. “Sublicense Fees” means any consideration paid by a Sublicensee to Licensee or any of its Affiliates as consideration for a sublicense of the rights granted to Licensee under this Agreement, including, without limitation, upfront payments, milestone payments, and royalties on net sales of Licensed Products, but specifically excluding (a) equity or debt financing of Licensee and (b) reimbursements to Licensee on an arms’ length basis reflecting the fair market value in consideration of research, development and/or manufacturing activities performed or services provided by Licensee for one or more actual or potential Licensed Products.

1.52. “Sublicensee” means a third party granted a sublicense to any of the rights granted to Licensee under Section 2.2 of this Agreement.

1.53. “Term” has the meaning set forth in Section 7.1.

1.54. “Valid Claim” means (a) a claim of a granted and unexpired Licensed Patent that (i) has not been rejected, revoked, or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal is or can be taken or (ii) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer; or (b) a claim included in a pending patent application which is a Licensed Patent that (i) has not been pending for more than five (5) years from the effective date of filing for such patent application (provided, however that for purposes of clarity, in the event such pending claim is subsequently granted, then such claim shall again be a Valid Claim as of the date of grant of such claim) or (ii) has not been finally determined to be unallowable by the applicable governmental authority (from which no appeal is or can be taken).

Section 2

Option, Grant of License

2.1. Option Grant. Licensor hereby grants to Licensee an exclusive right, exercisable at any time during the Option Period, to elect to obtain the License (the “Option Right”) in accordance with the terms and conditions of this Agreement. At any time during the Option Period, Licensee may exercise its Option Right by providing written notice to Licensor (the “Option Exercise Notice”). If Licensee fails to exercise its Option Right prior to the end of the Option Period, the Option Right shall terminate and this Agreement shall automatically expire.

2.2. License Grant. Effective as of the date Licensee exercises its Option Right in accordance with Section 2.1 and pays the License Fee in connection therewith in accordance with Section 5.1 (the “Option Exercise Date”) and subject to the terms and conditions of this Agreement, Licensor, on behalf of itself and any successors and/or assigns, hereby grants to Licensee an exclusive (even as to Licensor and its Affiliates), royalty-bearing (subject to Section 5.2.2), non-transferrable (except in accordance with Section 11.2) license, with the right to grant sublicenses pursuant to Section 2.4, under the Licensed Technology to Exploit Licensed Products in the Field and in the Licensed Territory.

2.3. Exclusivity. During the Term, other than as expressly provided under this Agreement, Licensor shall not (and shall ensure its Affiliates do not) license, sublicense, transfer, assign, pledge, mortgage, encumber or take any other action with respect to the Licensed Technology that would be in conflict with or would prevent Licensee from granting the License under Section 2.2, provided, however, that the foregoing restriction shall not apply to any actions taken by Licensor in the Licensor Territory to the extent such actions do not affect Licensee’s exercise of its rights under this Agreement. Before the Option Exercise Date, the restrictions in this Section 2.3 shall apply solely to the extent necessary to preserve Licensee’s exclusive Option Right and its ability to obtain the license under Section 2.2, and shall not grant Licensee any right to Exploit the Licensed Technology or Licensed Products or prevent Licensor from continuing its own research, development, manufacturing or commercialization activities until and unless Licensee exercises its Option Right and obtains the license under Section 2.2. Upon termination of this Agreement for any reason, all restrictions imposed on Licensor under this Section 2.3 shall immediately cease.

2.4. Sublicensing. Licensee may sublicense the rights granted to it under Section 2.2 through multiple tiers, without Licensor’s prior written consent, provided, however, that any such sublicense shall be made at arm’s length market prices and shall not prejudice the rights or interests of Licensor. Licensee shall, as soon as reasonably practicable but no later than ten (10) days after the execution of the applicable sublicense agreement, provide Licensor with a copy of the executed sublicense agreement (provided that, in the case of any amendment to such sublicense agreement, a copy of such amendment shall be provided to Licensor promptly after the execution of such amendment), which Licensee may redact to remove provisions that are not necessary to determine the scope of the rights granted under such sublicense and Licensee’s compliance with this Section 2.4, provided that financial terms relevant to the calculation of Sublicense Fees payable to Licensor shall not be redacted, or shall be verified by an independent third-party auditor. Each such sublicense shall be in writing and contain terms consistent with the terms and conditions of this Agreement applicable to the licenses granted to Licensee hereunder. In each case, Licensee will be responsible for the performance of its Sublicensees relevant to this Agreement, including, without limitation, making full amount of any payments due hereunder in a timely manner in accordance with the terms and conditions provided for hereunder. For the avoidance of doubt, contract research organizations, contract manufacturing organizations, distribution partners and similar third parties to which Licensee or Sublicensees delegate development, manufacturing or commercialization activities relating to Licensed Products may perform such development, manufacturing or commercialization activities on behalf of Licensee or such Sublicensees without a sublicense of the rights granted to Licensee hereunder; provided that Licensee shall enter into a written agreement with each such third party, which agreement shall impose confidentiality and intellectual property protection obligations no less stringent than those set forth in this Agreement.

2.5. Selected Licensed Products. Licensor shall inform Licensee each time a Licensed Product completes an IIT or other clinical trial that is the first clinical trial for such Licensed Product and shall provide Licensee with information sufficient to enable Licensee to evaluate such Licensed Product. Licensee shall have four (4) months to review such information and provide Licensor written notice that it wishes to nominate such Licensed Product as a Selected Licensed Product and include such Licensed Product on Exhibit C. If Licensee provides Licensor timely written notice, then such Licensed Product shall be deemed a Selected Licensed Product and shall be included on Exhibit C. If Licensee fails to provide such timely written notice, such Licensed Product shall cease to be a Licensed Product, and Licensor shall retain all rights thereto. If Licensee elects to cease paying the Maintenance Fee, then no additional Licensed Products shall thereafter be added to Exhibit C by either Party.

2.6. No Additional Rights. Each Party understands and acknowledges that the other Party owns its own Intellectual Property and all rights therein. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or license, or be deemed to obtain any ownership interest or license, in or to any Intellectual Property of the other Party, including, but not limited to, items Controlled or developed by the other Party, at any time pursuant to this Agreement. This Agreement does not create, and shall under no circumstances be construed or interpreted as creating, an obligation on the part of either Party to grant any license to the other Party other than as expressly set forth herein. Any further contract or license agreement between the Parties shall be in writing. No licenses are implied by Licensor to Licensee, except as specifically stated in this Agreement. Except as explicitly set forth in this Agreement, Licensor shall not be deemed by estoppel or implication to have granted Licensee any license or other right to any Intellectual Property of Licensor or its Affiliates. For clarity, Licensor hereby expressly reserves the right to Exploit the Licensed Product in the Licensor Territory.

2.7. Non-Competition. During the Term, Licensee shall not (directly or indirectly, either by itself or with or through any of its Affiliates or any third party, including via any arrangement or series of arrangements with any third party) and shall cause its Affiliates not to (directly or indirectly, either by themselves or with or through any of their Affiliates or any third party, including via any arrangement or series of arrangements with any Third Party), (i) Exploit any in vivo CAR-T therapy consisting of a lentiviral vector of the identical sequence to any Selected Licensed Product for any and all uses worldwide (“Competing Activities”); or (ii) license, sublicense or otherwise grant or transfer to any third party any rights to conduct or engage in any Competing Activities.

2.8. Right of First Negotiation. Each Party, on behalf of itself and any successors and/or assigns, hereby grants to the other Party a right of first negotiation to negotiate for a license to Exploit Licensed Products in the Field and in the Licensor Territory (the “ROFN”). If a Party intends to license the right to Exploit Licensed Products in the Field and in the Licensor Territory to a third party (the “ROFN Transaction”), such Party (the “Proposing Party”) will first provide the other Party (the “Responding Party”) with prompt written notice of such intent and information necessary or reasonably useful to evaluate such an opportunity (the “ROFN Notice”). For clarity, a ROFN Transaction shall not include licenses granted to third parties necessary for such third party to perform services solely for a Party or any of its Affiliates to develop or manufacture the Licensed Products in the Licensor Territory in the ordinary course of business. The Responding Party will have ten (10) days after receiving the ROFN Notice (“ROFN Exercise Period”) to review such information and provide the Proposing Party written notice that it wishes to exercise the ROFN. If the Responding Party timely exercises the ROFN, then the Parties will negotiate in good faith, for a period not to exceed sixty (60) days (“ROFN Negotiation Period”), commercially reasonable terms and conditions of a license to Exploit such Licensed Products in the Field and in the Licensor Territory. If the Responding Party does not exercise the ROFN within the ROFN Exercise Period, or the Parties fail to reach a binding agreement during the ROFN Negotiation Period, then the ROFN with respect to such ROFN Transaction shall expire, as applicable, on the last day of the ROFN Exercise Period or the ROFN Negotiation Period, and the Proposing Party shall be free to pursue such ROFN Transaction with any third party.

Section 3

Governance

3.1. Joint Steering Committee. Within thirty (30) days after the Option Exercise Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the purposes of (a) overseeing and effectuating the Technology Transfer to Licensee; and (b) serving as a forum for information sharing and to facilitate communications between the Parties with respect to research, development and other Exploitation of Licensed Products. The JSC shall be composed of two (2) representatives from each Party. Each representative shall have the requisite technical experience and seniority to enable such person to make decisions on behalf of the applicable Party with respect to the issues falling within the decision-making authority of the JSC. From time to time, each Party may substitute one (1) or more of its representatives to the JSC on written notice to the other Party.

3.2. Responsibilities of the JSC. The JSC shall perform the following functions: (a) review and serve as a forum for discussing and coordinating activities related to the development of Licensed Products; (b) review and discuss regulatory filings, applications and submissions related to Licensed Products to any Regulatory Authority, including any material regulatory correspondence; and (c) perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

3.3. JSC Meetings and Minutes. The JSC shall meet at least once per Calendar Quarter, or at such frequency as otherwise agreed to by the Parties, either in person or by teleconference or video conference, as mutually agreed. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least ten (10) days in advance of the applicable meeting. Licensee shall prepare and circulate to Licensor draft minutes of each meeting within fifteen (15) days after the meeting for the Parties’ review and approval. The Parties shall agree on the minutes of each JSC meeting promptly, but in no event later than ten (10) days following circulation of the draft minutes. Each Party will bear all costs and expenses incurred by its members and other representatives in connection with participating in all meetings of the JSC, including all travel and living expenses. Each Party may, with the consent of the other Party, which consent shall not be unreasonably withheld, invite a reasonable number of non-voting employees, consultants or scientific advisors to attend the meetings of the JSC, provided such invitees are bound by appropriate confidentiality obligations.

3.4. JSC Decision-Making. All JSC decisions shall be made by unanimous vote, with each Party collectively having one (1) vote. The presence of at least one of each Party’s JSC representatives constitutes a quorum for the conduct of business at any JSC meeting, and no vote of the JSC may be taken without a quorum present. If, after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the JSC representatives of the Parties cannot reach an agreement as to such matter within fifteen (15) days, then either Party may, by written notice to the other Party, have such issue referred to the executive officers for resolution. The Parties’ respective Representatives shall discuss within thirty (30) days after such matter is referred to them, and shall negotiate in good faith to resolve the matter. If the Representatives are unable to resolve the matter within thirty (30) days thereafter, then Licensee shall have the final decision-making authority on research, manufacturing, development (including conduct of clinical studies and regulatory activities), commercialization and Exploitation of Licensed Products in the Licensed Territory, and Licensor shall have the final decision-making authority on research, manufacturing, development (including conduct of clinical studies and regulatory activities), commercialization and Exploitation of Licensed Products in the Licensor Territory. Without limiting the foregoing, neither Party shall exercise its final decision-making authority to (A) determine any matter or make any decision that is outside of the authority expressly granted to the JSC under this Agreement; or (B) amend the terms and conditions of this Agreement. The JSC will have only the powers expressly delegated to it in this Section 3 and will have no authority to (a) amend, modify, or waive compliance with this Agreement unless otherwise expressly provided for in this Agreement or the Parties otherwise expressly agree in writing; or (b) act on behalf of either Party in relation to any Third Party. Each Party will retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion will be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties otherwise expressly agree in writing.

Section 4

Due Diligence

4.1. General Responsibilities. Licensee will be solely responsible, at Licensee’s expense, for development of Licensed Products in the Field in the Licensed Territory, and securing any federal, state, or local Regulatory Approval from Regulatory Authorities necessary for commercial sale of Licensed Products in the Field in the Licensed Territory.

4.2. Licensor Responsibilities.

4.2.1. Licensor shall provide periodic updates on Licensor’s Licensed Product development and commercialization activities in the Licensor Territory to Licensee through the JSC.

4.2.2. Promptly following Licensor’s receipt of the License Fee payable in connection with the Option Exercise Notice as set forth in Section 5.1, Licensor agrees to effectuate the transfer to Licensee of all Licensed Know-How, including all tangible embodiments or manifestations thereof, and provide such technical assistance and support as reasonably requested by Licensee to enable Licensee to completely and independently practice the Licensed Technology within the Field (the “Technology Transfer”), provided that no amounts shall become payable by Licensee to Licensor as consideration for Licensor’s effectuation of the Technology Transfer. Notwithstanding anything to the contrary, Licensor’s obligation to effectuate the Technology Transfer and any export, transfer, disclosure or delivery of Licensed Know-How, materials, data or other information outside China shall be strictly conditioned upon Licensor’s receipt of all required governmental approvals. Licensor shall use commercially reasonable efforts to obtain such approvals and shall keep Licensee reasonably informed of their status. Any delay in obtaining, or failure to obtain, any such approval that is not caused by Licensor’s negligence shall not constitute a breach of this Agreement by Licensor, and Licensor shall not be liable for any such delay or failure.

4.2.3. At Licensee’s request, the Parties shall negotiate in good faith to enter into a separate written agreement with respect to the potential reasonable support to be provided by Licensor to Licensee, at Licensee’s expense, for development activities related to the conduct of IITs and potential formal clinical studies of any product, other than the Licensed Products, Controlled by Licensee, in the Licensor Territory.

4.3. Licensee Responsibilities.

4.3.1. Licensee shall be solely responsible, at its expense, for the commercialization of Licensed Products in the Licensed Territory and Licensee will use Commercially Reasonable Efforts to make commercially available at least one Licensed Product in the Licensed Territory during the Term.

4.3.2. For each Licensed Product, during the applicable Development Period, Licensee shall either (i) file an IND application for such Licensed Product, or (ii) complete a BD Transaction of such Licensed Product. In the event that Licensee fails to achieve either of the foregoing milestones within the Development Period, such Licensed Product shall be automatically deleted from the definition of Licensed Products (and such Licensed Product shall be deleted from Exhibit C), and Licensee shall have no further rights or obligations with respect to such Licensed Product under this Agreement except as expressly set forth in this Section 4.3.2. Upon deletion of any Licensed Product pursuant to this Section 4.3.2, Licensee shall cooperate with Licensor in providing data, records and materials Controlled by Licensee that are reasonably useful for the further development of such Licensed Product by Licensor.

4.3.3. Licensee shall provide periodic updates on Licensee’s Licensed Product development and commercialization activities in the Licensed Territory to Licensor through the JSC.

4.4. Clinical Data Sharing. The Parties agree that all data generated during a Phase 1 Clinical Trial, a Phase 2 Clinical Trial and/or a Phase 3 Clinical Trial of the Licensed Products, including raw clinical data, lab data, and reports (collectively, “Clinical Data”) shall, subject to the obligations of confidentiality set forth herein, be shared upon reasonable written request by the other Party, as follows: (i) subject to the Applicable Law, the Licensor shall, upon reasonable written request by the Licensee, provide the Licensee with Clinical Data from clinical trials conducted by or on behalf Licensor or by its Affiliates or collaborators in the Licensor Territory, provided that such Clinical Data is Controlled by Licensor, and the sharing shall be subject to any third-party confidentiality or cooperation limitations; and (ii) subject to the Applicable Law, the Licensee shall, upon reasonable written request by the Licensor, provide the Licensor with Clinical Data Controlled by Licensee and resulting from clinical trials conducted or sponsored by or on behalf of Licensee or its Affiliates or collaborators in the Licensed Territory. In each case, the shared Clinical Data shall include, where available, raw datasets (anonymized patient-level data), statistical analysis reports, clinical study protocols, and adverse event reports. Such shared Clinical Data may only be used by Licensor in the Licensor Territory, and by Licensee in the Licensed Territory for the following purposes: (a) regulatory submissions to Regulatory Authorities (e.g., NMPA, FDA, EMA); (b) Licensed Product safety monitoring and pharmacovigilance activities; (c) Licensed Product efficacy assessment and related internal analysis; or (d) joint publications, subject to the mutual written agreement of the Parties. Notwithstanding anything to the contrary, disclosing Party shall have no obligation to provide any Clinical Data to the other Party to the extent that any Applicable Law (i) prohibits the disclosing Party from providing such Data to the other Party, or (ii) causes the providing of such Clinical Data to interfere with the disclosing Party’s ability to enter into any contract with or obtain funding from any governmental authority or otherwise interfere with or negatively impact disclosing Party’s business to which this Agreement relates, provided that the disclosing Party shall use Commercially Reasonable Efforts to obtain all necessary approvals, licenses or exceptions and complete any necessary action to allow the receiving Party’s access to such Clinical Data.

4.5. Regulatory Activities. Subject to and without prejudice to Section 4.4, each Party shall provide the other Party with copies of each Regulatory Approval or other material submission or communication to a Regulatory Authority in its respective territory that (a) relates to the Licensed Products, and (b) may be reasonably expected to have an impact on the regulatory status of the Licensed Products in the other Party’s territory. Each Party shall keep the other Party informed of the status of the BLA or other Regulatory Approvals that it obtains with respect to the Licensed Products. Each Party will grant, and hereby does grant, to the other Party a right of reference to all Regulatory Approvals and related regulatory materials, including the drug master file (or any equivalent thereof outside the United States), for the Licensed Products in the Field submitted by or on behalf of such Party or its Affiliates or its collaborators, to the extent Controlled by such Party, solely for the purpose of the other Party’s seeking, obtaining, supporting, and maintaining regulatory approvals for the Licensed Products in the other Party’s respective territory.

4.6. Preliminary Nature; Further Agreements. The Parties acknowledge and agree that in the event that Licensee intends to enter into any agreement with any third party that contemplates research or development activities conducted by Licensor for or on behalf of such third party, the Parties shall negotiate in good faith with respect to the respective rights and obligations of the Parties in connection therewith, and any such research or development activities shall be subject to a separate agreement.

Section 5

Consideration; Records & Reports

5.1. License Fee. Within ten (10) business days of the Option Exercise Date, and within ten (10) business days after each Selected Licensed Product is added to Exhibit C in accordance with Section 2.5, Licensee shall pay, or cause to be paid, to Licensor the fee set forth in Section 5.1 of Exhibit A. The license fee shall be non-refundable and non-creditable. If Licensor does not receive such initial License Fee in full within that period, unless Licensor has expressly agreed in writing to extend the payment deadline, Licensee’s Option Right shall automatically lapse and this Agreement shall automatically terminate upon expiration of that period, without any requirement for notice, demand or further action by Licensor and no license under Section 2.2 shall have become effective. The notice and cure periods in Sections 5.3 and 7.2 shall not apply to such failure to pay the initial License Fee. Any partial or late payment shall not cause the license to become effective or revive the Option Right or this Agreement without Licensor’s express written agreement.

5.2. Continuing Payments.

5.2.1 Maintenance Fee.

During the Collaboration Term, Licensee shall pay to Licensor the fees set forth in Section 5.2.1 of Exhibit A (each, a “Maintenance Fee”), each such Maintenance Fee payment to be made on or before the 30th calendar day after the beginning of the corresponding Calendar Quarter.

5.2.2 Royalties on Net Sales.

During the applicable Royalty Term, on a Calendar Quarter basis, Licensee shall pay to Licensor a royalty equal to the percentage of Net Sales set forth in Section 5.2.2 of Exhibit A (“Royalty on Net Sales”) with respect to each Licensed Product, until such time as Licensee has paid a total Royalty on Net Sales of Eight Hundred Million Dollars ($800,000,000) with respect to such Licensed Product, following which no further Royalty on Net Sales shall be payable hereunder with respect to such Licensed Product and Licensee shall have a fully paid, royalty-free, exclusive license under the Licensed Technology to Exploit such Licensed Product in the Field and in the Licensed Territory. For the avoidance of doubt, the Royalty on Net Sales obligations with respect to any other Licensed Products shall remain in full force and effect until their respective cumulative Royalty thresholds are met. Payments under this Section 5.2.2 shall be due within thirty (30) days of the end of each Calendar Quarter.

5.2.3 Offset for Third Party Royalties.

On a Licensed Product-by-Licensed Product and country-by-country basis, in the event that Licensee is required to pay royalties to a third party for licenses to Intellectual Property that is necessary to Exploit a Licensed Product in a country in the Field in the Licensed Territory, then Licensee may deduct fifty percent (50%) of the amount of any such third party royalties paid by Licensee from any Royalty on Net Sales due to Licensor under Section 5.2.2 in such country, provided that notwithstanding anything set forth in this Agreement to the contrary, in no event shall the Royalty on Net Sales under Section 5.2.2 otherwise due to Licensor for such Licensed Product in such country be less than fifty percent (50%) of the percentage set forth in Section 5.2.2 of Exhibit A.

5.2.4 No Multiple Royalties.

For the avoidance of doubt, no multiple Royalties on Net Sales will be required to be paid because a Licensed Product or its manufacture, use, sale or importation is covered by more than one (1) Valid Claim.

5.2.5 Sublicense Fees.

Licensee shall, within thirty (30) days of receipt of any Sublicense Fees, pay to Licensor an amount equal to the percentage of such Sublicense Fees set forth in Section 5.2.5 of Exhibit A.

5.3. Late Payments. Any payments by Licensee that are not paid on or before the due date under this Agreement shall bear interest, to the extent permitted by law, at one percent (1%) above the prime rate of interest as reported in the Wall Street Journal on the date such payment is due, calculated on a daily basis from the due date until the date of actual payment. If any such late payment is not remedied within thirty (30) days following written notice from Licensor, such failure shall be deemed a material breach of this Agreement. In such case, Licensor shall have the right to pursue available remedies, including the right to terminate this Agreement. This Section 5.3 shall not limit any other remedies available to either Party under this Agreement or at law or in equity. For the avoidance of doubt, failure to pay the initial License Fee within the period specified in Section 5.1 shall be governed exclusively by Section 5.1 with respect to the effectiveness of the license, lapse of the Option Right, termination of this Agreement and any notice or cure requirement. No notice or cure period under this Section 5.3 shall extend the initial License Fee payment deadline or cause any license to become effective before satisfaction of the provisions set forth in Section 2.2.

5.4. Records and Reports. Within sixty (60) days following the end of each Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of any Licensed Product is made anywhere in the Licensed Territory, Licensee shall provide Licensor with a report containing the following information for the applicable Calendar Quarter, on a Licensed Product and country basis: (a) the amount of Net Sales in the Licensed Territory; (b) calculation of Net Sales in the Licensed Territory showing deductions provided for in the definition of “Net Sales”; (c) a calculation of the royalty payment due on such Net Sales; and (d) the exchange rate for such country. For the purpose of converting any local currency into U.S. dollars to determine any amounts payable under this Agreement, the rate of exchange to be applied shall be the average rate of exchange in effect during the twenty (20) business days immediately preceding the day on which such amounts become due and payable under this Agreement as reported in the Wall Street Journal. Concurrent with the delivery of the applicable quarterly report, Licensee shall pay in U.S. dollars all amounts due to Licensor pursuant to this Agreement with respect to Net Sales by Licensee and its Affiliates and Sublicensees for such Calendar Quarter. All payments due to Licensor hereunder shall be made in U.S. dollars by wire transfer of immediately available funds into an account designated by Licensor.

5.5. Audit and Inspection Rights. Licensee and its Affiliates and Sublicensees will maintain records in sufficient detail to permit Licensor to confirm the accuracy of the calculation of royalty payments made by Licensee under this Agreement. Upon reasonable prior notice, the records of Licensee and its Affiliates shall be available during regular business hours (without undue disruption of Licensee’s or its Affiliate’s business) for a period of three (3) years from the end of the calendar year to which they pertain for examination by a nationally recognized independent accountant selected by Licensor and reasonably acceptable to Licensee or its Affiliate, for the sole purpose of verifying the accuracy of the reports and payments furnished by Licensee pursuant to this Agreement. Any such auditor shall not disclose Licensee’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the reports furnished by Licensee or the amount of payments due by Licensee to Licensor under this Agreement. Licensor shall provide Licensee with a copy of the accountant’s report. Licensor shall have the right, one time per calendar year, to request that Licensee exercise its audit rights with respect to any Sublicensee. If

Licensee has already exercised its audit rights with respect to the subject Sublicensee for the relevant calendar year, then Licensor shall have the right to request that Licensee share the results of such audit with Licensor. Licensor shall bear the full cost of any such audit; provided that if the audit discloses a net underpayment of amounts owed by Licensee of more than five percent (5%) of total amounts owed for any calendar year period covered by the audit, then Licensee will pay the fees and expenses of such audit.

Taxes. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of payments made by a Party to the other Party under this Agreement. To the extent either Party is required to deduct and withhold taxes on any payment to the other Party, such Party shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable the other Party to claim such payment of taxes. Each Party shall use reasonable efforts to provide the other Party with any tax forms that may be reasonably necessary in order for the other Party to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

Section 6

Representations, Warranties and Covenants

6.1. Representations and Warranties of Licensor. Licensor hereby represents and warrants to Licensee that, as of the Effective Date:

6.1.1. Licensor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to operate its properties and to carry on its business as presently conducted.

6.1.2. Licensor is the sole and exclusive owner of the Licensed Technology.

6.1.3. The execution of this Agreement and performance of Licensor’s obligations under this Agreement do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Licensor or any Affiliate of Licensor to any third party.

6.1.4. There is no action, suit, proceeding or investigation pending or, to Licensor’s and its Affiliates’ knowledge, currently threatened orally or in writing against or affecting Licensor or any Affiliate thereof that questions the validity of this Agreement or the right of Licensor to enter into this Agreement or consummate the transactions contemplated hereby and, to Licensor’s and its Affiliates’ knowledge, there is no basis for the foregoing.

6.1.5. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority, or any third party, on the part of Licensor or any Affiliate thereof is required in connection with its execution, delivery and performance of this Agreement.

6.1.6. Licensor has the right to grant the licenses and rights that it purports to grant under this Agreement and has not granted to any third party any license or other right that conflicts with the licenses and rights granted under this Agreement.

6.1.7. To Licensor’s and its Affiliates’ knowledge, the issued and unexpired claims included in the Licensed Patents existing as of the Effective Date are valid and enforceable.

6.1.8. No reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or, to Licensor’s and its Affiliates’ knowledge, threatened with respect to any Licensed Patent as of the Effective Date.

6.1.9. Other than the Licensed Patents set forth on Exhibit B, neither Licensor nor any of its Affiliates owns or controls any Patents necessary or reasonably useful for or that would be infringed by, the manufacture, use, sale, offering for sale or import of Licensed Products in the Licensed Territory.

6.1.10. None of Licensor or any of its Affiliates has received written notice from any third party claiming that the manufacture, use, sale, offer for sale or import of any Licensed Product infringes, misappropriates or violates, or would infringe, misappropriate or violate the patent or other intellectual property rights of any third party as of the Effective Date.

6.1.11. There are no claims, judgments, liens, encumbrances, or settlements against Licensor or any of its Affiliates with respect to the Licensed Technology, and none of Licensor or any of its Affiliates is a party to any legal action, suit or proceeding relating to the Licensed Technology as of the Effective Date.

6.1.12. None of Licensor or its Affiliates has received any communication from any third party, including any Regulatory Authority or other governmental authority, threatening any action, suit or proceeding which would be reasonably expected to adversely affect or restrict the ability of Licensor to consummate the transactions or perform its obligations contemplated under this Agreement as of the Effective Date.

6.1.13. None of Licensor or its Affiliates has employed, or otherwise used in any capacity, the services of any individual or entity debarred or disqualified under Applicable Laws.

6.1.14. None of Licensor’s or its Affiliates’ research or development of the Licensed Technology, manufacture of Licensed Products, or research leading to the inventions Covered by a Valid Claim of the Licensed Patents was supported in whole or part by funding or grants by any governmental agency or philanthropic or charitable organization.

6.2. Representations and Warranties of Licensee. Licensee hereby represents and warrants to Licensor that, as of the Effective Date:

6.2.1. Licensee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to operate its properties and to carry on its business as presently conducted.

6.2.2. The execution and performance of Licensee’s obligations under this Agreement do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Licensee to any third party.

6.2.3. None of Licensee or its Affiliates have employed, or otherwise used in any capacity, the services of any individual or entity debarred or disqualified under Applicable Laws.

6.2.4. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority, or any third party, on the part of Licensee or any Affiliate thereof is required in connection with its execution and delivery of this Agreement.

6.3. Disclaimer.

Except as expressly provided in Section 6.1, nothing in this Agreement will be construed as:

6.3.1. a warranty or representation by Licensor as to the validity or scope of any of the Licensed Technology;

6.3.2. a warranty or representation by Licensor that anything made, used, sold or otherwise disposed of under the licenses granted in this Agreement, or the practice of the Licensed Technology, will or will not infringe patents of third parties; or

6.3.3. an obligation of Licensor to bring or prosecute actions or suits against third parties for infringement of Licensed Patents or misappropriation of Licensed Know-How.

Section 7

Term and Termination

7.1. Term. The term of this Agreement will commence on the Effective Date, and will continue until the date that this Agreement is terminated in its entirety under the provisions of this Section 7 or by the mutual written agreement of the Parties (the period from the Effective Date until such termination, the “Term”).

7.2. Termination by Either Party. Either Party may terminate this Agreement at any time upon written notice to the other Party if the other Party is in material default or breach of this Agreement and such material default or breach is not cured within ninety (90) days after written notice thereof is delivered to the defaulting or breaching Party, or in the case of a breach (other than a breach of a Party’s payment obligation) that cannot be cured within ninety (90) days, within a reasonable period not exceeding one hundred eighty (180) days after written notice thereof is delivered to the defaulting or breaching Party, so long as the breaching Party is making a good faith effort to cure such default or breach of this Agreement. For the avoidance of doubt, failure to pay the initial License Fee within the period specified in Section 5.1 shall be governed exclusively by Section 5.1. No notice or cure period under this Section 7.2 shall extend the initial License Fee payment deadline or cause any license to become effective before satisfaction of the provisions set forth in Section 2.2.

7.3. Termination by Licensor. Licensor may, at its option, terminate this Agreement effective upon thirty (30) days written notice to Licensee if Licensee (i) files for protection under bankruptcy laws; (ii) makes an assignment for the benefit of creditors; (iii) appoints or suffers appointment of a receiver or trustee over its property; (iv) files a petition under any bankruptcy or insolvency act or has any such petition filed against it, which is not discharged within sixty (60) days of the filing thereof; or (v) is unable to pay its debts as they become due in the ordinary course of business. Nothing in this Section 7.3 shall prohibit Licensor from pursuing any other remedies at law which it may have in connection with Licensee’s uncured material breach.

7.4. Termination for Patent Challenge. In the event that Licensee or any of its Affiliates or Sublicensees institutes, prosecutes or otherwise participates in (or in any way aids any third party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable or otherwise not patentable or would not be infringed by Licensee’s or its Affiliates’ or Sublicensees’ activities absent the rights and licenses granted hereunder (collectively, a “Patent Challenge”), then Licensor shall have the right to (i) terminate this Agreement in its entirety upon thirty (30) days’ prior written notice, unless, prior to expiry of such 30-day period, Licensee or its relevant Affiliate or Sublicensee has filed a motion to withdraw or dismiss such action; or (ii) with respect to a Patent Challenge by a Sublicensee, unless Licensee and its Affiliates terminate all licenses or other agreements with such Sublicensee pursuant to which rights under this Agreement have been sublicensed by Licensee or its Affiliates as soon as possible (no longer than thirty (30) days), terminate this Agreement in its entirety upon written notice to Licensee. For the avoidance of doubt, the following will not give rise to a right to terminate this Agreement by Licensor under this Section 7.4: any Patent Challenge asserted as a defense or counterclaim to an action first brought by Licensor or any of its Affiliates against Licensee or any of its Affiliates or Sublicensees.

7.5. Termination by Licensee. Licensee may, at its option, terminate this Agreement without cause upon providing ninety (90) days prior written notice to Licensor. Additionally, Licensee may, at its option, terminate this Agreement, effective upon thirty (30) days written notice to Licensor if Licensor (i) files for protection under bankruptcy laws; (ii) makes an assignment for the benefit of creditors; (iii) appoints or suffers appointment of a receiver or trustee over its property; (iv) files a petition under any bankruptcy or insolvency act or has any such petition filed against it, which is not discharged within sixty (60) days of the filing thereof; or (v) is unable to pay its debts as they become due in the ordinary course of business. Nothing in the foregoing subsections of this Section 7.5 shall prohibit Licensee from pursuing any other remedies at law which it may have in connection with Licensor’s uncured material breach.

7.6. Effects of Termination, Termination of License.

Upon a termination (but not upon an expiration) of this Agreement for any reason, (a) Licensee’s rights to the Licensed Technology which have been granted hereunder will terminate, and all rights in the Licensed Technology will revert back to Licensor, and (b) each Party, in its capacity as a receiving Party of the other Party’s Confidential Information, shall promptly return to such other Party or, if requested by such other Party, destroy all Confidential Information, including information and materials related to the Licensed Products, supplied by such other Party, and certify to the destruction in writing within thirty (30) days of the termination. Subject at all times to Licensee’s continuing compliance with the terms of this Agreement, for a period of one (1) year following the termination of this Agreement (the “Sell-Off Period”), Licensee shall have the right to sell off its inventory of finished Licensed Product then in Licensee’s, its Affiliates’ or Sublicensees’ possession; provided that Licensee shall continue to make payments to Licensor in respect of such Licensed Product in accordance with the terms of this Agreement. Following the Sell-Off Period, upon Licensor’s request, Licensee shall promptly destroy all unsold Licensed Products.

7.6.1. Effect on Sublicenses.

In the event that this Agreement is terminated for any reason by Licensor in accordance with Section 7.2 or 7.3, Licensor will enter into a direct license with the surviving third party Sublicensee on financial and other terms substantially identical to the corresponding terms in this Agreement, taking into account any difference in license scope, territory and duration of sublicense grant; provided that (x) the Licensor is provided a copy of such sublicense agreement and all amendments thereto within thirty (30) days following such termination and the Sublicensee agrees in writing by notice delivered to Licensor within thirty (30) days of such termination that (i) Licensor is entitled to enforce all relevant provisions of this Agreement directly against such Sublicensee, and (ii) Licensor shall not assume any obligations to such Sublicensee in excess of those obligations corresponding to, and consistent with, those of Licensor set forth in this Agreement with respect to the applicable rights of such Sublicensee to Licensed Technology; and (y) such third party Sublicensee is then in material compliance with the applicable provisions of this Agreement and the terms and conditions of the applicable sublicense.

7.6.2. Accrued Obligations.

Expiration or termination of this Agreement will not release either Party from any obligation that matured prior to the effective date of such expiration or termination. Upon expiration or termination of this Agreement for any reason, any unpaid amounts payable to Licensor shall become immediately due, and payment thereof shall remain an ongoing obligation of Licensee until such amount is paid in full.

7.6.3. Survival.

Upon expiration or termination of this Agreement, Sections 2.5, 6.3, 7.6, and 8.5, and Section 9 through and including Section 11 will, with related definitions, survive and remain in full force and effect.

Section 8

Protection of Intellectual Property Rights

8.1. Patent Prosecution. During the Term, Licensee will be responsible for preparing, filing, prosecuting and maintaining all patent applications and patents included in the Licensed Patents in the Licensed Territory. For the avoidance of doubt, Licensor shall be the sole patentee and applicant for all patent applications and patents included in the Licensed Patents in any country or region, and all patents and patent applications within the Licensed Patents shall be and remain the sole and exclusive property of Licensor. For the sake of clarity, as used herein the term “prosecution” shall include interference, opposition, derivation, re-examination, ex partes review, inter partes review, or any other administrative proceedings in connection with the Licensed Patents. Licensee shall (a) select patent counsel to conduct such activities regarding the Licensed Patents and (b) provide Licensor with a reasonable opportunity to comment thereon and will reasonably consider in good faith such comments. Should Licensee decide that it is not interested in maintaining a particular Licensed Patent in the Licensed Territory, it will promptly advise Licensor in writing, and Licensor will have the right, but not the obligation, to assume such maintenance responsibilities in the Licensed Territory at its sole cost and expense. If Licensor desires to assume such maintenance responsibilities of any such Licensed Patent in the Licensed Territory pursuant to the immediately preceding sentence, then Licensee will not so fail to maintain such Licensed Patents if Licensor advises Licensee, within thirty (30) calendar days of Licensor’s receipt of notice of Licensee’s intention not to maintain the applicable Licensed Patents in the Licensed Territory, that Licensor desires to assume maintenance of the applicable Licensed Patents. All expenses associated with the preparation, filing, prosecuting, and maintenance of the Licensed Patents will be paid by Licensee.

8.2. Enforcement of Licensed Patents.

8.2.1. Notice. Each Party will promptly report in writing to the other Party of any Competitive Infringement of which such Party (or any of its Affiliates or Sublicensees) becomes aware.

8.2.2. Competitive Infringement of Licensed Patents by Third Parties. In the case of any Competitive Infringement in the Licensed Territory by any third party, Licensee will have the first right, but not the obligation, to cause such third party to cease infringement and to otherwise enforce such Licensed Patent, or to defend the Licensed Patent in any declaratory judgment action brought by third party(ies) which alleges the invalidity, unenforceability or non-infringement of the Licensed Patent in the Licensed Territory.

8.2.2.1. If Licensee does not, within a reasonable period after becoming aware of Competitive Infringement of the Licensed Patents in the Licensed Territory, but in any event no less than one hundred and eighty (180) calendar days from the date of receipt of written notice from Licensor, (i) initiate legal proceedings against such threatened or actual Competitive Infringement, or defend legal proceedings brought by a third party, as provided in Section 8.2.2.1 above, or (ii) take other reasonable steps to cause such Competitive Infringement to terminate (for example, by initiating licensing discussions), Licensor may deliver written notice to Licensee that it intends to take action to cause such Competitive Infringement to terminate, and Licensor may take such action as it deems reasonably necessary to enforce its rights in the Licensed Patents in the Licensed Territory, including, without limitation, to bring, at its own expense, an infringement action or file any other appropriate action or claim related to such Competitive Infringement against such third party.

8.2.2.2. For any action or proceeding brought by a Party under this Section 8.2.2 (the “Initiating Party”), regardless of which Party brings such action or proceeding, the other Party (the “Non-Initiating Party”) shall cooperate reasonably in any such effort, all at the Initiating Party’s expense, and the Parties shall reasonably cooperate to address new facts or circumstances that come to light during the course of any such action or proceeding that may affect the need for one Party or the other to participate in such action. The Non-Initiating Party agrees to be joined as a party plaintiff, at the Initiating Party’s expense, in any such action if needed for the Initiating Party to bring or continue an infringement action hereunder. The Non-Initiating Party shall, at its own expense and with its own counsel, have the right to observe and provide comments with respect to any action brought by the Initiating Party under this Section 8.2.2 (which comments the Initiating Party shall consider in good faith but be under no obligation to incorporate). Neither Party may settle an action or proceeding brought under this Section 8.2.2 in a manner that, or knowingly take any other action in the course thereof that, (i) imposes any monetary restriction or obligation on or admits fault of the other Party or (ii) adversely affects the value, scope or validity of, or otherwise adversely affects the other Party’s rights under this Agreement to as applicable, any Patents within the Licensed Patents, without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

8.2.3. Any recovery realized as a result of any litigation under this Section 8.2.2 (including, for greater certainty, the proceeds of any settlement relating to such litigation), after reimbursement of any litigation expenses of Licensee and Licensor (including reasonable attorneys’ fees) on a pro rata basis for each of their such expenses relating to such litigation, as applicable, will be retained by the Party that controlled such litigation at the time of such recovery for purposes of this Agreement.

8.3. Updates to Licensed Patents. Licensor will promptly disclose to Licensee during the Term any Patents that become Controlled by Licensor or its Affiliates during the Term that fall within the definition of Licensed Patents, and Licensee and the Licensor agree to promptly to update Exhibit B upon written request by either Party from time to time, to reflect the inclusion of any such Patents.

8.4. Infringement of Third-Party Rights. Each Party will promptly notify the other Party in writing of any notice or claim of any allegation of infringement or commencement against it of any suit or action for infringement of a third-party patent based upon or arising from actions taken under the licenses granted in this Agreement in the Licensed Territory (“Third-Party Infringement Claim”). Licensee will have the first right, at Licensee’s expense, to defend such Third-Party Infringement Claim, and Licensee will not be obligated to enter into negotiations with such third party to obtain rights for either Licensee or Licensor under the third-party patent. If Licensee opts not to defend such Third-Party Infringement Claim, Licensee will notify Licensor of such decision and, at Licensor’s expense, Licensor will have the right, at

Licensor’s expense, to undertake the defense or settlement of such Third-Party Infringement Claim. In all cases, the defending Party shall keep the other Party reasonably informed on the status of such defense action, and the Parties shall cooperate in good faith and provide reasonable assistance in connection with the defense of any such Third-Party Infringement Claim. Neither Party shall agree to any settlement, consent to judgment or other voluntary final disposition in connection with such defense action without the other Party’s consent (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement, consent to judgment or other voluntary final disposition would diminish in any material respect the rights or interests of the other Party under this Agreement.

8.5. Confidential Information.

8.5.1. Each Party will maintain the Confidential Information of the other Party in strict confidence, and will not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, or with the express written consent of the Party who provided such Confidential Information. Each Party will maintain the confidentiality of the other Party’s confidential information using methods and practices that are substantially similar to those that the receiving Party uses to maintain the confidentiality of its own confidential information, but in no event less than a reasonable degree of care. Except as may be authorized in advance in writing by the disclosing Party, the receiving Party will disclose or grant access to the Confidential Information to only those of its employees and agents as reasonably necessary or useful to exercise its rights or perform its obligations under this Agreement and such employees and agents will have entered into non-disclosure agreements, or be bound by professional obligations of confidentiality, no less protective of the disclosing party’s Confidential Information than those set forth in this Section 8.5 and the receiving Party shall be liable to the disclosing Party for any breach of such employees and agents’ confidentiality obligations.

8.5.2. Notwithstanding the foregoing, a receiving Party may disclose Confidential Information of the disclosing Party to:

8.5.2.1. its Affiliates, and to its and their directors, employees, consultants, contractors, attorneys, advisors and agents, in each case who have a specific need to know such Confidential Information in connection with an activity under or relating to this Agreement and who are bound in writing by obligations of confidentiality and restrictions on use at least as stringent as those herein, and the receiving Party shall be liable to the disclosing Party for any breach of such employees and agents’ confidentiality obligations;

8.5.2.2. governmental authorities in connection with filing, prosecuting, or maintaining patent rights as permitted by this Agreement;

8.5.2.3. Regulatory Authorities in connection with regulatory filings for Products that the receiving Party has a license or right to develop hereunder in a given country or jurisdiction;

8.5.2.4. the extent required to do so by Applicable Law or a proper legal, governmental or other competent authority, or by the rules of any securities exchange on which any security issued by either Party is traded, or included in any filing or action taken by the receiving Party to obtain or maintain government clearance or approval to market a subject Licensed Product; provided, however, that, (i) to the extent permissible and practicable, the receiving Party required to make such disclosure shall give the disclosing Party reasonable advance notice of such disclosure requirement and shall afford the disclosing Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure, (ii) the Party required to make such disclosure shall disclose only that portion of the Confidential Information legally required to be disclosed; (iii) the Party required to make such disclosure shall use reasonable efforts to secure confidential treatment of such Confidential Information; and

8.5.2.5. to any bona fide potential licensee, Sublicensee or successor to said Party’s interest under this Agreement, to a bona fide potential lender from which said Party is considering borrowing money, to a bona fide potential collaborator in connection with development or commercialization of Licensed Products, or to any bona fide financial investor from which said Party may take money; provided, however, that in any such case said Party shall first obtain a written obligation of confidentiality no less stringent than that imposed in this Section 8.5 from the bona fide potential Sublicensee or successor, bona fide potential lender, bona fide potential collaborator or bona fide financial investor.

8.5.3. Any information disclosed pursuant to Section 8.5.2 shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Section 8.5.

8.6. Use of Names. Neither Party may identify the other Party in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof, or use the name of any staff member or employee of the other Party or any trademark, service mark, trade name, symbol or logo that is associated with the other Party, without the other Party’s prior written consent. Notwithstanding the foregoing, and for the avoidance of doubt, without the consent of the other Party either Party may comply with disclosure requirements of all Applicable Laws relating to its business, including, without limitation, United States and state securities laws. During the Term, and with the prior written consent of the other Party, each Party may include the other Party’s name, logo, and a brief description of such other Party on said Party’s website and such other Party hereby consents to such inclusion of its name, logo, and a brief description on said Party’s website; provided, however, that either Party shall have the right to revoke such consent at any time and for any reason, and promptly following written notice of such revocation, and in any event within ten (10) business days of the other Party’s receipt of such notice, the posting Party shall remove the other Party’s name, logo, and description from the posting Party’s website.

8.7. Press Releases. The Parties shall mutually agree upon the timing and content of any press releases or other public announcement relating to this Agreement and the transactions and/or activities contemplated herein.

8.8. Publication. Each Party may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations (each such presentation or publication, a “Publication”), of results of studies carried out under this Agreement or otherwise pertaining to the development of the Licensed Products in its respective territory. In the event that either Party intends to publish a Publication, such Party shall provide the other Party the opportunity to review and comment on any such proposed publication at least five (5) Business Days for abstracts or ten (10) Business Days for manuscripts prior to its intended submission for publication. The publishing Party shall incorporate any comments thereto provided by the other Party and shall comply with the other Party’s request to remove any and all of such Party’s Confidential Information from the proposed publication. In addition, the publishing Party shall delay the submission for a period up to thirty (30) calendar days in the event that the other Party can demonstrate reasonable need for such delay for the preparation and filing of a patent application. The publishing Party shall provide the other Party with a copy of the manuscript at the time of the submission.

8.9. Affiliates and Sublicensees. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, each Party’s Affiliates and Licensee’s Sublicensees may exercise such Party’s rights under this Section 8.

Section 9

Indemnification; Insurance

9.1. Indemnification by Licensee. Licensee will indemnify, defend and hold harmless Licensor, its Affiliates and their respective directors, officers, employees, consultants, licensors and agents, and their respective successors, heirs, and assigns (each a “Licensor Indemnitee”), against all suits, actions, claims, proceedings, in each case brought by a third party (each, a “Claim”) and the resulting liabilities, demands, damages, losses, or expenses (including legal expenses, investigative expenses, and attorneys’ fees) (“Losses”) to the extent arising out of Licensee’s or, as applicable Licensee’s Affiliate’s or Sublicensee’s: (a) gross negligence or intentional misconduct, (b) failure to comply with Applicable Laws, (c) breach by Licensee of this Agreement; or (d) Licensee’s, its Affiliates’ or Sublicensee’s Exploitation of Licensed Product in the Licensed Territory or the exercise of the licenses granted under this Agreement, including the production, manufacture, sale, use, lease, consumption, administration, shipping, storage, transfer, advertisement, analysis, measurement, description, or characterization of the Licensed Technology, or Licensed Products, or any activity arising from or in connection with any right or obligation of Licensee hereunder, except in each case (a) through (d) to the extent falling into Licensor’s indemnification set forth in Section 9.2.

9.2. Indemnification by Licensor. Licensor will indemnify, defend and hold harmless Licensee, its Affiliates, Sublicensees, any contractors of the foregoing, and their respective directors, officers, employees, consultants, licensors and agents, and their respective successors, heirs, and assigns (each a “Licensee Indemnitee”) against any Claims and Losses to the extent arising out of Licensor’s or its Affiliate’s: (a) gross negligence or intentional misconduct; (b) failure to comply with Applicable Laws; (c) breach by Licensor of this Agreement; or (d) Exploitation of the Licensed Technology in the Licensor Territory; except in each case (a) through (d) to the extent falling into Licensee’s indemnification set forth in Section 9.1.

9.3. Limitation of Liability. In no event shall either Party be liable to the other Party for any indirect, incidental, special, consequential, punitive, or reliance damages, or lost profits, arising out of or in connection with this Agreement. Except for claims arising from Licensor’s gross negligence or willful misconduct, Licensor’s maximum aggregate liability arising under or in connection with this Agreement shall not exceed the total payments actually received by Licensor under this Agreement in the preceding twelve (12) months prior to the claim.

9.4. Indemnification Procedure. Each Party’s agreement to indemnify, defend, and hold harmless under Section 9.1 or Section 9.2, as applicable, is conditioned upon the indemnified Party (a) providing written notice to the indemnifying Party of any Claim as soon as reasonably possible, and in any event no later than within thirty (30) days after the indemnified Party has actual knowledge of such Claim, (b) permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such Claim, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such Claim, and (d) not compromising, settling, or entering into any voluntary disposition of any such Claim without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation to the extent materially prejudiced by such failure. In no event may the indemnifying Party compromise, settle, or enter into any voluntary disposition of any Claim in any manner that admits material fault or wrongdoing on the part of the indemnified Party or incurs non-indemnified liability on the part of the indemnified Party without the prior written consent of the indemnified Party, and in no event may the indemnifying Party settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which (i) imposes any monetary restriction or obligation on or admits fault of the other Party or (ii) adversely affects the other Party’s rights under this Agreement, without such other Party’s prior written consent.

9.5. Insurance. Licensee shall maintain in full force and effect during the Term, worker’s compensation, general liability and professional liability, clinical trial liability, and product liability insurance coverage, all in such amounts as are customary in the life sciences and pharmaceutical industries.

Section 10

Dispute Resolution

10.1. Negotiation. In the event of any dispute or disagreement between the Parties as to the interpretation of any provision of this Agreement (or the performance of any obligations hereunder), the matter, upon written request of either Party, shall be referred to representatives of the Parties for decision, each Party being represented by an executive officer (the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not mutually agree upon a decision within thirty (30) calendar days after reference of the matter to them, each of the Parties shall be free to exercise the remedies available to it under Section 10.2. Each Party may extend the period of time for negotiation among the Representatives for an additional period of fourteen (14) calendar days on one (1) occasion per dispute.

10.2. Submission to Arbitration. If the Parties are unable to resolve such dispute pursuant to Section 10.1, either Party may submit the dispute to binding arbitration (without any recourse to the federal or state courts except to enforce any arbitral award ) under the International Chamber of Commerce Rules (with the option to use ICC Expedited Procedures by mutual agreement of the Parties) then in force (except as expressly modified below). The number of arbitrators (“Arbitrator”) shall be three (3). Each Party shall name one (1) Arbitrator, and the two (2) Arbitrators so named shall name the third Arbitrator, who shall act as chairman. The seat or legal place of arbitration shall be Singapore, and the language to be used in the arbitration shall be English. The arbitral result is final and binding to both Parties. The provisions of this paragraph may be enforced by any court of competent jurisdiction, and the Party seeking enforcement of the arbitral result shall be entitled to an award of all costs, fees, and expenses, including reasonable attorney’s fees, to be paid by the Party against whom enforcement is ordered, including reasonable attorney’s fees.

10.3. Conduct of Arbitration. The Arbitrator shall be required to (a) follow the substantive rules of New York State or Federal law, as applicable, (b) require all testimony to be transcribed, and (c) accompany his or her award with findings of fact and a statement of reasons for the decision. The Arbitrator shall have the authority to permit discovery for no more than ninety (90) days, which may be extended once by mutual agreement of the Parties, to the extent deemed appropriate by the Arbitrator, upon reasonable request of a Party. The Arbitrator shall have no power or authority to (i) add to or detract from the written agreement of the Parties set forth herein, (ii) materially alter the express terms of this Agreement, or (iii) address or resolve any issue not submitted by the Parties. The Arbitrator shall hold proceedings during a period of no longer than thirty (30) calendar days promptly following conclusion of discovery, and the Arbitrator shall render a final decision within thirty (30) days following conclusion of the hearings. The Arbitrator shall have the power to reasonably interpret any ambiguous provisions of the Agreement in good faith, and to grant injunctive relief (without the necessity of a Party posting a bond) in the event a Party has violated the confidentiality provisions set forth in this Agreement, but shall have no power to award punitive and/or exemplary damages in the event of a breach, provided, however, that nothing in this Agreement will operate to prevent a Party from seeking injunctive relief in a court of competent jurisdiction. In the event of any conflict between the commercial arbitration rules then in effect and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

10.4. Interim Relief. Either Party may, without waiving any remedy under this Agreement, apply to the Arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights regarding the Intellectual Property of that Party pending the arbitration award. The Arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.

10.5. Cost of Arbitration. Each Party shall share in the actual and direct costs of the engagement of the Arbitrator, but the prevailing Party in the arbitration shall be reimbursed by the non-prevailing Party for the prevailing Party’s fees and costs of arbitration (e.g., the costs, fees and expenses of outside experts and counsel retained by the prevailing Party). If one Party is not deemed by the Arbitrator to be the primary prevailing Party, then each Party will pay its own costs, fees and expenses (including attorneys’ fees) and an equal share of the Arbitrator’s fees and any administrative fees of arbitration.

10.6. Excluded Claims. Notwithstanding anything to the contrary herein, nothing in this Section 10.6 shall preclude a Party from seeking injunctive relief or specific performance in a court of competent jurisdiction. Unless otherwise mutually agreed upon by the Parties in writing, any Excluded Claims shall be brought in the federal court for the Southern District of New York, if federal jurisdiction is available, or, alternatively, in the state courts in New York, or, if mutually agreed by the Parties, another mutually acceptable jurisdiction. Each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, however, that either Party may raise a good faith objection based on forum non conveniens to request a transfer of venue to a more convenient court. A final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally agrees not to assert any claim that such court lacks jurisdiction over such litigation, except as provided above. As used in this Section 10.6, the term “Excluded Claim” means a dispute, controversy or claim that concerns: (w) the scope, construction, validity or infringement of a patent, trademark or copyright; or (x) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

10.7. Confidentiality. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an Arbitrator may disclose the existence, content, or results of the arbitration without the prior written consent of both Parties, except to its directors, officers and investors. In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

Section 11

Miscellaneous

11.1. Compliance with Law. In connection with its Exploitation of Licensed Products, Licensee agrees to comply with all Applicable Laws. Without limiting the foregoing, by entering into this Agreement, the Parties specifically intend to comply with all Applicable Laws pertaining to Licensed Products, including, without limitation (i) the federal anti-kickback statute (42 U.S.C. §1320a-7b) and the related safe harbor regulations; and (ii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. §1395nn); (iii) foreign trade law, regulations on the administration of technology import and export, export control law; (iv) cybersecurity law, data security law, personal information protection law; (v) GCP, GMP, GSP, their relative rules and regulations, and the revisions thereof. Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business.

11.2. Assignment. This Agreement will be binding upon and will inure to the benefit of each Party and each Party’s respective transferees, successors and assigns, pursuant to the provisions set forth below. Neither Party may transfer or assign this Agreement without the prior written consent of the other Party, except that either Party may transfer or assign this Agreement without the prior written consent of the other Party to its Affiliate or to a successor to all or substantially all of the business of such Party to which this Agreement relates in connection with any merger, sale of stock, sale of assets or other similar transaction upon prior written notice. Any attempted assignment in contravention of this Section 11.2 will be null and void.

11.3. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter thereof and supersedes all previous agreements, negotiations, commitments, and writings with respect to such subject matter. Neither Party shall be obligated by any undertaking or representation regarding that subject matter other than those expressly stated herein or as may be subsequently agreed to by the Parties hereto in writing. In the event of any conflict or inconsistency between any provision of any Exhibit hereto and any provision of this Agreement, the provisions of this Agreement shall prevail.

11.4. Amendment. No amendment, modification or supplement of any provision of this Agreement and Exhibit(s) will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.5. Notices. Any notice required to be given pursuant to the provisions of this Agreement will be in writing and will be deemed to have been given at the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by electronic transmission, including PDF (portable document format), delivery by a professional courier service or delivery by first class, certified or registered mail (postage prepaid) addressed to the Party for whom intended at the address below, or at such changed address as the Party will have specified by written notice in accordance with this Section 11.5; provided, however, that any notice of change of address will be effective only upon actual receipt.

If to Licensor:

Hebei Senlang Biotechnology Co., Ltd.

No. 769 Kunlun Street, Shijiazhuang High-tech Zone, Shijiazhuang,

Hebei Province, P.R. China

Attn: Shengmin Guo, CEO

If to Licensee:

Tempest Therapeutics, Inc.

1035 Cambridge Street, Suite 17B

Cambridge, MA 02141

Attn: Matthew Angel, Ph.D., President & CEO

with copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

One International Place, Suite 2000

Boston, MA 02110

Attn: Michael Minahan

11.6. Governing Law.

11.6.1. The substantive law governing this Agreement (which shall be applied in the arbitration) shall be, with respect to disputes involving general contract or trade secret matters, the internal laws of the State of New York, and with respect to matters involving patents, the United States Patent Act, as to copyright matters, the United States Copyright Act, and as to trademark matters, the United States Trademark Act, each as amended from time to time.

11.6.2. If any provisions of this Agreement are or will come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the Parties or this Agreement, those provisions will be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement will remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the Parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under Applicable Law.

11.7. Descriptive Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

11.8. Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever. Notwithstanding anything contained herein to the contrary, and for the avoidance of doubt, Licensor shall not be deemed an Affiliate of Licensee, and Licensee shall not be deemed an Affiliate of Licensor.

11.9. Severability. The illegality or partial illegality of any provision of this Agreement will not affect the validity of the remainder of the Agreement, or any provision thereof, and the illegality or partial illegality of any provision of this Agreement will not affect the validity of the Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes the Agreement to no longer contain all of the material provisions reasonably expected by the Parties to be contained therein. Moreover, in the event that a court of competent jurisdiction determines that any provision of this Agreement is illegal or partially illegal, then it is the intention of the Parties that such provision be modified to the minimum extent deemed necessary by such court to make such provision enforceable and to give effect to the original intention of the Parties.

11.10. Waiver of Compliance. The failure of either Party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the Party entitled to the benefit thereof only by a written instrument signed by the Party on granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of the Agreement or any part thereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be waiver of any other or subsequent breach.

11.11. Counterparts. This Agreement may be executed by original or facsimile signature in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

11.12. Authority. The persons signing on behalf of Licensor and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the Party for whom they have signed.

11.13. Non-Solicitation. During the Term, neither Party shall, without the prior written consent of the other Party, directly or indirectly solicit for employment any employee of the other Party or any of its Affiliates or subsidiaries, or any person who has terminated his or her employment with the other Party or any of its Affiliates or subsidiaries within the previous twelve (12)-month period prior to any purported solicitation; provided, however, the foregoing will not prevent a Party from employing any such person who contacts such Party on his or her own initiative without any direct or indirect solicitation by or encouragement from the soliciting or hiring person. General advertising which is not directed at any specific employee of a Party will not be deemed solicitation, and hiring of employees of such Party which are solicited in this manner will not be a breach of this provision.

11.14. Force Majeure. Neither Party hereto shall be liable for failures and delays in performance due to strikes, lockouts, fires, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, acts of terrorism, endemic, pandemic, and the results related to such acts, compliance with the laws of various states/countries, or with the orders of any governmental authorities, delays in transit or delivery on the part of transportation companies, failures of communication facilities, or any failure of sources of material (“Force Majeure Event”). Notwithstanding the above, should the event of Force Majeure last for more than ninety (90) consecutive days, the other Party shall be entitled to terminate this Agreement effective upon giving written notice to the Party affected by the Force Majeure Event. Notwithstanding the foregoing, any reasonable time required to obtain or awaiting government administrative approvals, import/export licenses for technology, human genetic resources review or approval, or cross-border data security assessment shall not be counted toward the ninety (90) consecutive day period, and neither Party shall be entitled to terminate this Agreement unilaterally by reason of a Force Majeure Event arising from or relating to such waiting periods.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Exclusive Collaboration, Option and License Agreement as of the Effective Date.

HEBEI SENLANG BIOTECHNOLOGY CO., LTD (LICENSOR)

By:	/s/ Shengmin Guo
Name: Shengmin Guo
Title: CEO

TEMPEST THERAPEUTICS, INC. (LICENSEE)

By:	/s/ Matthew Angel, Ph.D.
Name: Matthew Angel, Ph.D.
Title: President & CEO